Exhibit 99.1

Caterpillar Financial Services Corporation
3Q 2015 Earnings Release
October 22, 2015

FOR IMMEDIATE RELEASE

Cat Financial Announces Third-Quarter 2015 Results

Cat Financial reported third-quarter 2015 revenues of $653 million, a decrease of $90 million, or 12 percent, compared with the third quarter of 2014. Third-quarter 2015 profit after tax was $109 million, a $39 million, or 26 percent decrease from the third quarter of 2014.
The decrease in revenues was primarily due to a $45 million unfavorable impact from lower average earning assets and a $38 million unfavorable impact from lower average financing rates.
Profit before income taxes was $153 million for the third quarter of 2015, compared with $197 million for the third quarter of 2014. The decrease was primarily due to a $26 million decrease in net yield on average earning assets reflecting changes in the geographic mix of margin and currency impacts and a $21 million unfavorable net impact from lower average earning assets.
The provision for income taxes reflects an estimated annual tax rate of 29 percent in the third quarter of 2015, compared with 26 percent in the third quarter of 2014. The increase in the estimated annual tax rate is primarily due to changes in the geographic mix of pre-tax profits.
During the third quarter of 2015, retail new business volume was $2.86 billion, a decrease of $275 million, or 9 percent, from the third quarter of 2014. The decrease was primarily related to lower volume in Latin America, Asia and Europe, with North America remaining relatively flat.
At the end of the third quarter of 2015, past dues were 2.68 percent, compared with 2.81 percent at the end of the third quarter of 2014. Write-offs, net of recoveries, were $69 million for the third quarter of 2015, compared with $16 million for the third quarter of 2014. The increase in write-offs, net of recoveries, was primarily driven by the mining and marine portfolios.
As of September 30, 2015, Cat Financial's allowance for credit losses totaled $348 million, or 1.26 percent of net finance receivables, compared with $405 million, or 1.37 percent of net finance receivables as of September 30, 2014. The allowance for credit losses at year-end 2014 was $401 million, or 1.36 percent of net finance receivables.

"Despite challenging global market conditions in some of the key segments we serve, our portfolio continues to perform relatively well," said Kent Adams, president of Cat Financial and vice president with responsibility for the Financial Products Division of Caterpillar Inc. “The global Cat Financial team remains focused on helping Caterpillar customers and Cat dealers succeed through financial services excellence."
For over 30 years, Cat Financial, a wholly owned subsidiary of Caterpillar Inc., has been providing financial service excellence to customers. The company offers a wide range of financing alternatives to customers and Cat dealers for Cat machinery and engines, Solar® gas turbines and other equipment and marine vessels. Cat Financial has offices and subsidiaries located throughout North and South America, Asia, Australia and Europe, with its headquarters in Nashville, Tennessee.

Caterpillar contact: Rachel Potts, 309-675-6892 or 309-573-3444, Potts_Rachel_A@cat.com

STATISTICAL HIGHLIGHTS:

THIRD-QUARTER 2015 VS. THIRD-QUARTER 2014
(ENDED SEPTEMBER 30)
(Millions of dollars)

	2015	2014	CHANGE
Revenues	$653	$743	(12)%
Profit Before Income Taxes	$153	$197	(22)%
Profit After Tax	$109	$148	(26)%
Retail New Business Volume	$2,855	$3,130	(9)%
Total Assets	$33,517	$35,380	(5)%

NINE-MONTHS 2015 VS. NINE-MONTHS 2014
(ENDED SEPTEMBER 30)
(Millions of dollars)

	2015	2014	CHANGE
Revenues	$2,025	$2,182	(7)%
Profit Before Income Taxes	$490	$587	(17)%
Profit After Tax	$346	$427	(19)%
Retail New Business Volume	$8,061	$9,368	(14)%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this earnings release may be considered "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may relate to future events or our future financial performance, which may involve known and unknown risks and uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by any forward-looking statements. From time to time, we may also provide forward-looking statements in oral presentations to the public or in other materials we issue to the public. Forward-looking statements give current expectations or forecasts of future events about the company. You may identify these statements by the fact that they do not relate to historical or current facts and may use words such as "believes," "expects," "estimates," "anticipates," "will," "should," "plan," "project," "intend," "could" and similar words or phrases. These statements are only predictions. Actual events or results may differ materially due to factors that affect international businesses, including changes in economic conditions and disruptions in the global financial and credit markets, and changes in laws and regulations (including regulations implemented under the Dodd-Frank Wall Street Reform and Consumer Protection Act) and political stability, as well as factors specific to Cat Financial and the markets we serve, including the market's acceptance of our products and services, the creditworthiness of our customers, interest rate and currency rate fluctuations and estimated residual values of leased equipment. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. Moreover, we do not assume responsibility for the accuracy and completeness of those statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended December 31, 2014 and similar sections in our quarterly reports on Form 10-Q, that describe risks and factors that could cause results to differ materially from those projected in the forward-looking statements. Cat Financial undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.